Exhibit 10.6

June 26, 2013

C. Gregory Harper
1111 Louisiana
Houston, Texas  77002

Dear Greg:

In connection with your separation from CenterPoint Energy Resources Corp. (the “Company”), you and the Company have agreed to the terms and conditions contained in this letter (this “Agreement”). Both you and the Company agree that your last day of employment with the Company will be June 30, 2013 (your “Separation Date”).

As an employee of the Company, you have been a participant in the retirement, savings, health, and other employee benefit plans of the Company. In recognition of your service, the Company will make the following arrangements for your benefit:

1.The Company agrees to pay you a lump-sum severance of $900,000 within 7 business days following the seven-day revocation period set forth in paragraph 14 subject to your execution of this Agreement without revocation. The Company agrees to pay you the lump sum severance amount based upon your agreement to comply with the provisions of this Agreement and your waiver of any right to any other compensation and benefits except as provided in this Agreement, including, without limitation, benefits under the Short Term Incentive Plan and the Long Term Incentive Plan.

2.Except as provided in paragraph 3, all other benefits you have elected under the Company's health and welfare plans will end on your Separation Date.

3.If you meet the COBRA eligibility requirements, federal law gives you the right to continue medical, dental and vision benefits (“Continued Health Benefits”) for 18 months. The rates for the initial 12 months of your Continued Health Benefits will be active employee rates; provided, however, that if you do not execute this Agreement, or if you revoke your execution of this Agreement within the time periods set forth in paragraph 13, you will pay the full COBRA rate for such coverage. The rate for the remainder of the 18 month COBRA period will be the full COBRA rate. If you desire to continue at your cost life insurance and personal accident insurance coverage, please contact the Benefit Service Center at 713-207-7373 to make such arrangements.

4.Your vested benefits, if any, under the Savings Plan, Deferred Compensation Plan, Retirement Plan, and any other benefits plans will be governed by the applicable provisions of each such plan. For purposes of any deferred compensation arrangements, your Separation Date is the date of your “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

5.You will be paid for any unused vacation hours as of your Separation Date.

6.The Company will provide you with outplacement services for a period of 9 months in accordance with the Company's policy. Such services must be initiated within 30 days of your Separation Date.

7.The Company will withhold taxes as required by federal or state law from all payments made pursuant to this Agreement. The Company will offset the lump-sum severance payment in paragraph 1 above by any monies owed by you to the Company (or an affiliate or a subsidiary), including but not limited to, any overpayments made to you by the Company (or an affiliate or a subsidiary).

8.As additional consideration for your compliance with paragraphs 9, 10 and 11 below, you shall be eligible to receive one or more lump sum cash payments (“Performance Payments”) in the amounts of $300,000 on March 15, 2014, and $190,000 on March 15, 2015 (each date a “Payment Date”). Each payment shall be subject to the Company's Chief Executive Officer (“CEO”) having determined, in his sole discretion, and notified you in writing prior to the applicable Payment Date that you have complied with and not violated the terms of paragraphs 9, 10 and 11 below. If the CEO does not affirmatively determine and notify you that you have complied with and not violated the terms of paragraphs 9, 10 and 11 below prior to an applicable Payment Date, you shall not be entitled to a payment under this paragraph 8.

9.Both you and the Company agree that the terms of this Agreement are CONFIDENTIAL and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement, to immediate family members and/or heirs, financial, tax and legal advisors, or as required by law) by you or your agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Agreement and the Company may elect to cease performance hereunder, seek damages in an amount equal to the severance benefits granted above, plus interest and reasonable attorneys' fees, and take any other lawful actions to enforce this Agreement. You and the Company also agree to refrain from any criticisms or disparaging comments about each other (including, without limitation, about any Company Group Member, as hereinafter defined) or in any way relating to your separation from employment.

You acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by you or any employee, officer, director, agent, contractor, or representative of (i) the Company, or any subsidiary or affiliate of the Company, or any other corporation, partnership, limited liability company or other entity in which the Company, or any subsidiary or affiliate of the Company, owns an interest (either directly or indirectly) (any such entity referred to herein individually as a “Company Group Member” and collectively as the “Company Group”), or (ii) any other entity or person that holds an interest, either directly or indirectly, in CNP OGE GP, LLC, CenterPoint Energy Field Services, LP, Southeast Supply Header, LLC, Caliber Gathering, LLC or any other joint venture in which any member of the Company Group holds an interest (any such person or entity referred to herein as a “Joint Venture Counterparty”) related to any Company Group Member or Joint Venture Counterparty, whether provided in written or printed form, or orally, all comprise confidential and proprietary business information. You agree that you have returned or will return immediately, and maintain in strictest confidence and will not use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of any Company Group Member or any Joint Venture Counterparty. It is understood and agreed that in the event of any breach or threatened breach of this provision by you, the Company and its subsidiaries and affiliates may, in their discretion, discontinue any or all payments provided for herein and recover any and all payments already made and the Company and its subsidiaries and affiliates shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with this provision. Should you be served with legal process seeking to compel you to disclose any such information, you agree to notify the General Counsel of the Company immediately, in order that the Company or any other Company Group Member may seek to resist such process if they so choose. The Company agrees that if you are called upon by or on behalf of the Company or any other Company Group Member to serve as a witness or consultant in or with respect to any potential litigation, litigation, or regulatory proceeding, any such call shall be with reasonable notice, shall not unnecessarily interfere with your later employment, and shall provide for payment for your time and costs expended in such matters.

10.You agree that for a period of 60 days following the appointment of the President and Chief Executive Officer of the midstream partnership formed by CNP, OGE and ArcLight Capital, you will cooperate with and discuss matters related to any Company Group Member or Joint Venture Counterparty with the appointed President and Chief Executive Officer of the midstream partnership.

11.You agree that for a period of 18 months following your termination of employment with the Company that you will not: a) solicit, encourage or take any other action that is intended, directly or indirectly, to induce any other employee of the Company or any other Company Group Member to terminate employment with the Company or any other Company Group Member; b) interfere in any manner with the contractual or employment relationship between the Company or any other Company Group Member and any other employee of the Company or Company Group Member; c) use any confidential information, including but not limited to information related to or obtained from any Company Group Member or any Joint Venture Counterparty, to directly, or indirectly, solicit any customer of the Company or any other Company Group Member; or d) solicit, call upon, canvass, or attempt to persuade, influence, or induce or assist any other person or entity in so persuading, influencing, or inducing any current or former customers or suppliers of the Company or any other Company Group Member, to cease doing business with the Company or any other Company Group Member or to reduce the amount of business it does with the Company or any other Company Group Member. You agree that the restrictive covenants in this paragraph are reasonable in terms of time, geographic scope, and activities restrained and that such covenants are narrowly tailored as necessary to protect the Company's relationships with its customers, accounts, contractors and suppliers. In the event that a court or any similar judicial body finds the restrictions in this paragraph to be invalid or unenforceable in any way or for any reasons, you agree that the parties intend and request that the restrictions be reformed in such a way as to render them valid or enforceable up to the maximum extent possible.

12.In return for the Company's agreement to provide the payments and other items described in this Agreement, you agree not to sue and to release and forever discharge the Company and each member of the Company Group, specifically including but not limited to CenterPoint Energy Resources Corp., CNP OGE GP, LLC, CenterPoint Energy Service Company, LLC, CenterPoint Energy Houston Electric, LLC, CenterPoint Energy, Inc., CenterPoint Energy International, Inc., CenterPoint Energy Gas Transmission Company, LLC, CenterPoint Energy-Mississippi River Transmission, LLC, CenterPoint Energy Services, Inc., CenterPoint Energy Field Services, LP, CenterPoint Energy Bakken Crude Services, LLC, CenterPoint Energy Gas Processing, LLC, CenterPoint Energy Pipeline Services, Inc., CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Minnesota Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Arkansas Gas, CenterPoint Energy Resources Corp., d/b/a Louisiana Gas, CenterPoint Energy Resources Corp., d/b/a Mississippi Gas, CenterPoint Energy Resources Corp., d/b/a Oklahoma Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Texas Gas Operations, and their respective officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries and agents of any of the foregoing, and any and all other persons, firms, organizations, and corporations from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to or arising out of your employment with the Company, including any existing claims or rights you may have under any federal, state or local law dealing with discrimination in employment on the basis of sex, race, national origin, religion, age, handicap, “whistle blower”, or veteran status, and you hereby accept the cash payment and benefits described herein in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities, and claims.

The release in this paragraph 12 includes, but is not limited to, the Age Discrimination in Employment Act, 29 U.S.C. §621, the Older Workers' Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 and 1991, 42 U.S.C. §2000(e) et. seq., the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, the Pregnancy Discrimination Act of 1978, the Civil Rights Act of 1866, as amended, the Energy Reorganization Act, as amended, 42 U.S.C. §5851, the Workers' Adjustment and Retraining Notification Act of 1988, the Texas Labor Code, the Americans with Disabilities Act, 42 U.S.C. §12101, 42 U.S.C. Section 1981, any state or federal statute, regulation or common law pertaining to “whistleblowers”, any claims for breach of oral or written contract, wrongful discharge, retaliation for filing a workers' compensation claim, tort or personal injury of any sort, and any claim under any other state or federal statute, regulation, or common law. Nothing herein, however, is intended to prohibit, restrict or otherwise discourage you or any other individual from making reports of unsafe, wrongful or illegal conduct to any agency or branch of the local, state or federal government, including law enforcement authorities, public utility commissions, energy regulatory commissions, or any other lawful authority.

The release in this paragraph 12 shall not include a) any vested retirement benefits or 401k savings plan benefits, medical plan benefits for which you are eligible under the terms of the applicable benefit plans, or any payments to which you are entitled under any qualified or non-qualified benefit plan or program sponsored by the Company, as described in paragraph 4 hereinabove; b) any right to be indemnified or insured by the Company for claims that arise from acts, events or occurrences that took place, in whole or in part, during your employment and prior to the Separation Date, and c) your right to enforce this Agreement.

You affirm and agree that your employment relationship will end on your Separation Date and you will withdraw unequivocally, completely and finally from your employment and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described herein. You acknowledge that neither the Company nor any other member of the Company Group has promised you continued employment or represented to you that you will be rehired in the future. You acknowledge that this Agreement does not create any right on your part to be rehired by the Company or any other member of the Company Group and you hereby waive any right to future employment by the Company or any other member of the Company Group. You agree that this Agreement and waiver is valid and that it is fair, adequate and reasonable. You agree that your consent to this Agreement was with your full knowledge and was not procured through fraud, duress or mistake.

13.During your employment with the Company and following the Separation Date, a) you will remain entitled to indemnification by the Company pursuant to its by-laws and corporate policies, as well as applicable law, in effect as of the Separation Date notwithstanding any change made thereafter, except as such change may be required by law, and b) you will be entitled to coverage under the directors and officers liability insurance policies, if any, maintained by the Company to the same extent as other former officers of the Company are entitled to such protection and coverage and as governed by the terms of the policy or policies of insurance as may be applicable, and c) you will be entitled to coverage, if any, under any General Liability or other policies of insurance maintained by the Company to the same extent as other former employees of the Company may be entitled to such protection and coverage and as governed by the terms of the policy or policies of insurance as may be applicable.

14.The Company hereby advises you in writing to consult with an attorney prior to executing this Agreement. You acknowledge that you have been given an opportunity and encouraged in writing by the Company to have an attorney review this Agreement, that you have read and understand this Agreement, and that you have signed this Agreement knowingly, freely and voluntarily. You have twenty-one (21) days from your Separation Date to decide whether to sign this Agreement and be bound by its terms. You may revoke this Agreement at any time within seven days following your written acceptance of it below by delivery of a written notification to the undersigned. This Agreement will not be effective or enforceable until this seven-day revocation period has expired. In the event that you do not execute and return to the Company this Agreement within the 21-day period or this Agreement is canceled or revoked, the Company shall have no obligation to make the payment or provide the benefits described herein.

The purpose of the arrangements described in this Agreement is to arrive at a mutually agreeable and amicable basis with respect to your separation from the Company. If you agree with the foregoing, please indicate so by signing in the space designated below.

Sincerely,
/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

Agreed to and Accepted this
26th day of June, 2013.
/s/ C. Gregory Harper
C. Gregory Harper